272779514v.5 Clearway Energy, Inc. Involuntary Severance Plan (Amended and Restated as of January 1, 2022)

Contents

Article 1.	Establishment and Purpose.	1
Article 2.	Definitions.	1
Article 3.	Eligibility and Participation.	3
Article 4.	Severance Benefits.	5
Article 5.	Continuation of Certain Welfare Benefits.	6
Article 6.	Taxes.	6
Article 7.	Amendment and Termination.	7
Article 8.	Administration and Claims.	7
Article 9.	General Provisions.	9

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272779514v.5

272779514v.5 Clearway Energy, Inc. Involuntary Severance Plan Article 1. Establishment and Purpose. 1.1. Establishment. Clearway Energy, Inc., a Delaware corporation, (hereinafter referred to as the “Company”) originally adopted this plan known as the “Clearway Energy, Inc. Involuntary Severance Plan” (the “Plan”), effective as of January 1, 2017. The Plan was amended and restated by the Company as of January 1, 2018, again as of January 1, 2019 and February 18, 2020, and is hereby further amended and restated as of January 1, 2022. The Plan provides severance benefits for certain employees of the Company and its participating Affiliates whose employment is terminated due to reductions in force or as a result of the Company’s restructuring. 1.2. Purpose. The purpose of the Plan is to provide severance benefits to Eligible Employees in order to maintain the focus of Eligible Employees on the business of the Company and to mitigate the distractions caused by the possibility that the Eligible Employee’s employment may be terminated due to reductions in force or as a result of the Company’s restructuring. Article 2. Definitions. The following terms shall have the meanings set forth below and, when so intended, the terms shall be capitalized. Except when otherwise indicated by the context, the plural shall include the singular and the singular shall include the plural. 2.1. Administrator means an individual or committee designated by the Company to administer the Plan. In the absence of a formal designation, the Administrator shall be the Vice President, Human Resources for the Company. 2.2. Affiliate means (i) any subsidiary corporation of the Company, (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company (or its successors), or (iii) any other entity (including its successors) which is designated as an Affiliate by the Board. 2.3. Board means the Board of Directors of the Company. 2.4. Code means the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other official guidance promulgated thereunder. 2.5. Company means Clearway Energy, Inc., a Delaware corporation, or any successor as provided in Article 9. 2.6. Delay Period shall have the meaning set forth in Section 4.5.1. 2.7. Eligible Employee means persons in the employment of the Company or its Affiliates who are classified as common law employees, excluding, however, the following classifications:

2 272779514v.5 (a) employees whose terms and conditions of employment are subject to a collective bargaining agreement, (b) employees who are covered under other severance arrangements, (c) employees who are employed outside the United States, and (d) persons who are classified as part-time, temporary, leased, or contract and other similar classifications even if it is subsequently determined that the classification is incorrect. 2.8. ERISA means the Employee Retirement Income Security Act of 1974, including applicable Department of Labor regulations and other official guidance promulgated thereunder. 2.9. Participant means an Eligible Employee who satisfies the participation requirements of the Plan in accordance with Article 3. 2.10. Plan shall have the meaning set forth in Section 1.1. 2.11. Period of Severance means the period commencing on the Participant’s Termination Date and ending on the date on which the Participant receives the last severance payment or severance benefit hereunder. The duration of the Participant’s Period of Severance shall be determined by the number of Severance Weeks for that Participant. 2.12. Plan Year means the consecutive twelve (12)-month period beginning each January 1 and ending the following December 31. 2.13. Release means a general waiver and release of claims in favor of the Company, in a form drafted by and acceptable to the Company, that must be executed by a Participant as a condition to receipt of severance benefits and payments under the Plan. 2.14. Salary means the Participant’s annual base salary as of the Participant’s Termination Date. The following rules shall apply in determining the Participant’s annual base salary: (a) Excluded Items. In determining a Participant’s Salary, there shall be excluded all of the following: (i) overtime and shift differential pay, (ii) expense allowances, (iii) deferred compensation at the time it is paid, or deferred, including pay for any accrued but unused paid time off, (iv) long term disability pay, (v) bonus or other incentive pay, (vi) payments, discounts or grants under any stock purchase, stock option, phantom stock unit or restricted stock plan, (vii) severance pay, (viii) contributions or benefits under any other employee benefit or fringe benefit plan (except as provided in subsection (b)), (ix) tax gross-ups, or (x) other payments of a similar nature. (b) Included Items. Elective contributions made by the Company or its Affiliates on behalf of a Participant, which are part of a salary reduction

3 272779514v.5 agreement, that are not includable in gross income under Code Sections 125 or 402(e)(3), including elective contributions authorized by the Participant under a cafeteria plan or any qualified cash or deferred arrangement under Code Section 401(k), and short term disability payments shall be included in Salary. (c) Post-Termination Pay. Amounts received after the Participant’s Termination Date shall not be taken into account in determining a Participant’s Salary. 2.15. Severance Weeks means the number of weeks according to a Participant’s job level and personnel subarea, if applicable, as indicated in the Company’s human resources information systems, per the table below: Assignment Severance Weeks Non-Exempt Professional; or, Plant Professional The greater of 8 weeks of base pay or 1.5 weeks of base pay per Year of Service. Maximum 52 weeks. Exempt Professional The greater of 12 weeks of base pay or 1.5 weeks of base pay per Year of Service. Maximum 52 weeks. Manager or Senior Manager The greater of 16 weeks of base pay or 1.5 weeks of base pay per Year of Service. Maximum 52 weeks. Director The greater of 24 weeks of base pay or 1.5 weeks of base pay per Year of Service. Maximum 52 weeks. 2.16. Termination Date means the date on which the Participant’s employment with the Company or its Affiliates terminates and such termination is also a “separation from service” for purposes of Code Section 409A. 2.17. Weekly Compensation means the Participant’s Salary divided by fifty-two (52). 2.18. Years of Service means a Participant’s completed and partial calendar years of continuous service for the Company and its Affiliates (including with any predecessor thereof). Years of Service shall include time on a leave of absence to the extent required by law. Years of Service shall not include any accrued but unused paid time off benefits as of the Participant’s Termination Date. Service as a temporary or temporary/part-time employee will not be considered a termination or interruption of employment, but will not count toward Years of Service. Years of Service will terminate on the Participant’s Termination Date. An employee who terminates employment and is rehired by the Company or an Affiliate will not receive credit for any prior Years of Service. Article 3. Eligibility and Participation. 3.1. Eligibility. Persons eligible to participate in the Plan shall be limited to Eligible Employees whose positions are eliminated or consolidated with another position due to reductions in force or as a result of the Company’s restructuring and such position elimination also constitutes a “separation from service” for purposes of Code Section 409A. No such person is eligible unless

4 272779514v.5 he or she has received a written notice from the Company informing him/her that he/she qualifies for benefits under the Plan. Furthermore, to become a Participant, an Eligible Employee must sign and not revoke an effective Release, and such Release shall no longer be subject to revocation, in each case within sixty (60) days of the Termination Date. 3.2. Commencement of Participation. An Eligible Employee shall commence participation in the Plan, as a Participant, upon the later of the Eligible Employee’s Termination Date or the date the Eligible Employee’s timely signed Release becomes irrevocable. 3.3. Cessation of Participation. Participation in the Plan shall end on the earliest of: (a) when the Participant’s Period of Severance ends, (b) when the Participant has received full payment of the Participant’s benefit under the Plan, or (c) the Participant is rehired by the Company or Affiliate (whether directly, indirectly or through an employment agency or contractor). 3.4. Ineligibility (a) Comparable Position. The Company may offer an employee a comparable position, may require an employee to apply for a comparable position with the Company or any Affiliate, or may reassign an employee to a new position or a reclassification of the employee’s current position; provided that all such positions shall be located within reasonably the same geographic area where the employee is located on the Termination Date. The Administrator shall determine, in its sole and reasonable discretion, what constitutes a comparable position under this Section 3.4(a). The failure of an employee to accept the position, or apply for the position when required by the Company will render the employee ineligible for benefits under the Plan. (b) Other Circumstances. An employee shall also be ineligible for benefits under the Plan if the employee voluntarily terminates employment or retires prior to the position elimination effective date; is receiving long-term disability benefits under a Company sponsored long-term disability plan; is a rehired Company retiree; is entitled to any other compensation or benefit which is determined, in the Administrator sole discretion, to supersede the severance benefits offered under the Plan; is discharged under circumstances that the Administrator determines, in its sole discretion, to involve unacceptable performance or failure to perform, misconduct, negligence, dishonesty, violation of Company policy, or the inability (with or without reasonable accommodation) to perform the essential functions of the employee’s position; or is offered employment by a successor employer or by a purchaser in the event of a sale of the Company or a spin-off or sale of a subsidiary, business unit or business assets of the Company or its subsidiaries, where employment terms and conditions, in the aggregate, are

5 272779514v.5 of a comparable or more favorable nature, whether or not the employee accepts or declines the offer of employment. For the avoidance of doubt, employees in positions that are transitioned to a third-party administrator, outsourcing partner, or strategic business partner, where employment terms and conditions, in the aggregate, are of a comparable or more favorable nature, and where employment is substantially continuous and uninterrupted from the Company to a third-party administrator, outsourcing partner, or strategic business party are not eligible for benefits under the Plan. 3.5. No Duplication of Severance Benefits; Reduction of Other Benefits. For the avoidance of doubt, if a Participant is eligible for severance benefits under the Plan, such benefits shall be in lieu of all other severance benefits for which the Participant may be eligible under any other Company-related severance plans, programs, or other agreements. Any benefits provided under the Plan will, to the extent permitted by law, be reduced by the value of any severance benefit required to be paid to the Participant under federal, state or local statute, ordinance or regulation, including any payments or extended periods of employment required to comply with any law governing plant closings, layoffs or similar events. If benefits are paid under the Plan, and, subsequent to such payment, an amount is determined to be payable to the Participant which would under the terms of this section reduce the benefit payable under the Plan, the Company shall be entitled to recover from the Participant the overpayment made under the Plan and shall, to the extent permitted by law, be entitled to offset such overpayment against any amount owed to the Participant (other than any amount that constitutes “deferred compensation” for purposes of Code Section 409A). Article 4. Severance Benefits. 4.1. Lump Sum Payment. The Participant shall receive a lump sum payment, paid in the standard bi-weekly payroll cycle for the Participant (determined as of the Participant’s Termination Date), promptly after the Release is executed and no longer subject to revocation. Notwithstanding the foregoing, in the event the period during which the Participant may adopt the Release and its applicable revocation period cross calendar years, such lump sum payment under the Plan shall be made in the succeeding calendar year. The lump sum payment shall equal the Participant’s Weekly Compensation multiplied by the Participant’s number of Severance Weeks. 4.2. Death Benefit. An Eligible Employee who is otherwise eligible under Section 3.1 will cease to be eligible to receive severance benefits on his or her death, unless the death occurs after the date the Release is executed and not revoked, in which case the remaining benefits, if any, will be paid to the Eligible Employee in accordance with the Company’s regular payroll practices or to the Eligible Employee’s estate, as applicable. 4.3. Outplacement Benefits. The Company shall provide Participants who are entitled to severance benefits with outplacement services through the Company’s contracted provider or one selected by the Participant and approved in advance by the Company. 4.4. Failure to Sign (or Revocation of) Release. An Eligible Employee who, for whatever reason, either fails to sign the Release form, or after signing the Release, revokes the

6 272779514v.5 Release within the time period prescribed by law, in each case such that the Release is not effective and irrevocable within sixty (60) days of the Termination Date, shall not be eligible for benefits under the Plan. 4.5. Specified Employees. Notwithstanding any other payment schedule provided herein to the contrary, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply: 4.5.1 With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (B) the date of the Participant’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 4.5.1 shall be paid to the Participant in a lump sum. 4.5.2 To the extent that any benefit to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Participant shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Participant, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Participant, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein. Article 5. Continuation of Certain Welfare Benefits. In the event that the Participant is, and remains, eligible for COBRA continuation coverage and elects to receive such coverage, the Company shall pay for all or a portion of his or her cost to participate in COBRA health and/or dental continuation coverage for the Participant’s Period of Severance following the Participant’s Termination Date, such that the Participant maintains the same coverage level and cost, on an after tax basis, as in effect immediately prior to the Participant’s Termination Date. Notwithstanding the above, these health and/or dental benefits shall be discontinued prior to the end of the stated continuation period in the event the Participant receives substantially similar benefits from a subsequent employer, as determined solely by the Administrator in good faith. For purposes of enforcing this offset provision, the Participant shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same. Article 6. Taxes. The Company shall withhold from the Participant’s severance benefit payment an amount sufficient to satisfy any federal, state, and/or local tax withholding requirements. The intent of the

7 272779514v.5 parties is that payments and benefits under the Plan be exempt from Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, in the event Code Section 409A applies to the Plan, the Plan shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or damages for failing to comply with Code Section 409A. For purposes of Code Section 409A, the Participant’s right to receive any installment payment pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding any other provision of the Plan to the contrary, in no event shall any payment under the Plan that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to the Participant unless otherwise permitted by Code Section 409A. Article 7. Amendment and Termination. The Company reserves the rights to amend, modify, or terminate the Plan at any time, or for whatever reason, without advance notice. In the event the Company exercises its right to terminate the Plan, however, the Company shall use commercially reasonable efforts to give notice of its intent to terminate to all Eligible Employees. No amendment or termination, however, shall in any manner adversely affect the severance benefits of any Participant who has become eligible for benefits under Article 3. Article 8. Administration and Claims. 8.1. The Administrator. The Plan shall be administered by the Administrator. The Administrator may delegate any or all of its administrative responsibilities to employees of the Company or to third parties. 8.2. Authority of the Administrator. The Administrator shall have the full power and discretion to determine the terms and conditions of each employee’s participation, to construe and interpret the Plan and any agreement or instrument entered into under the Plan, and to establish, amend, or waive procedures for the Plan’s administration. Further, the Administrator shall have full power and discretion to make any other determination that may be necessary or advisable for the Plan’s administration. The Administrator shall have the authority and responsibilities to assist with the administration of the Plan as may be designated by the Company. 8.3. Decisions Binding. All determinations and decisions made by the Administrator and all related orders or resolutions of the Administrator shall be final, conclusive, and binding on all persons, including the Company, its employees, the Participants, and their estates and beneficiaries. 8.4. Claims Procedure. Unless modified by the Administrator, the claims procedure set forth in this Section 8.4 shall be the exclusive procedure for the disposition of claims for benefits arising under the Plan. 8.4.1 Original Claim. Any employee or former employee, who believes they are entitled to benefits under the Plan that have not been provided to such employee or former employee, may, if the person so desires, file with the Administrator a written claim for benefits

8 272779514v.5 under the Plan. Within ninety (90) days after the filing of the claim, the Administrator shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Administrator shall state in writing: (a) the specific reason or reasons for the denial; (b) the specific references to the pertinent provision of the Plan document on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; and (d) an explanation of the claims review procedure set forth in Section 8.4.2, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of the claimant’s claim for benefits on review. 8.4.2 Claims Review Procedure. Within sixty (60) days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Administrator a written request for a review and may, in conjunction with the filing, submit written issues and comments. Within sixty (60) days after the filing of a request for review, the Administrator may furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review. If the claim on review is denied in whole or in part, the Administrator shall state in writing: (a) the specific reason or reasons for the denial; (b) the specific references to the pertinent provision of the Plan document on which the denial is based; (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (d) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of the claimant’s claim for benefits on review. 8.4.3 General Rules (a) No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure. The Administrator may require that any claim for benefits and

9 272779514v.5 any request for a review of a denied claim be filed on forms to be furnished by the Administrator upon request. (b) All decisions on claims and on requests for a review of denied claims shall be made by the Administrator. (c) The Administrator may, in its discretion, hold one or more hearings on a claim or request for a review of a denied claim. (d) A claimant may be represented by a lawyer or other representative (at the claimant’s own expense), but the Administrator reserves the right to require the claimant to furnish written authorization. A claimant’s representative shall be entitled to copies of all notices given to the claimant. (e) The decision of the Administrator on a claim and on a request for a review of a denied claim shall be provided to the claimant in writing. If a claimant does not receive a decision or notice within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied. (f) Prior to filing a claim or a request for a review of a denied claim, the claimant or the claimant’s representative shall have a reasonable opportunity to review a copy of the Plan document and all other pertinent documents in the possession of the Administrator. Article 9. General Provisions. 9.1. Unfunded Welfare Plan. The Plan is intended to be an unfunded welfare plan maintained to provide severance pay within the meaning of Title I of ERISA. Participants and their heirs, successors, and assigns shall have no secured legal or equitable rights, interest, or claims in any property or assets of the Company. 9.2. No Assignment. Participants’ rights to benefits provided under the Plan may not be sold, transferred, assigned, or otherwise alienated or mortgaged. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant. 9.3. Successors. All obligations of the Company under the Plan shall be binding upon any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company. 9.4. No Rights as Employee. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time or confer upon any Participant a right to continue in the employ of the Company. 9.5. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10 272779514v.5 9.6. Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the state of New Jersey without giving effect to principles of conflicts of laws. 9.7. Entire Agreement. The Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those as set forth or provided for herein.